UNITED STATES

SECURITY AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2017

NUSTATE ENERGY HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Florida	000-25753	87-04496677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 East Olas Blvd Suite 1400

Ft. Lauderdale, Florida 33301

(Address of principal executive offices, including zip code)

(954) 712-7487

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2017 Mr. Kevin Yates resigned his position as Chief Executive Officer. Mr. Yates retains his position as Chairman of the Board of Directors. There were no disagreements between the Company and Mr. Yates on any matter.

On March 1, 2017, the Company’s Board of Directors appointed Mr. Scott Wroblreski as its Chief Executive Officer. Biographical information for Mr. Wroblreski is as follows:

Scott Wroblreski. Mr. Wroblreski, has over 25 years of experience in the aerospace/aeronautical fields, oil and gas industry working direct or as a consultant for many of leading companies such as Boeing, Lockheed Martin, Northrop Grumman, Orbital Sciences and Safran (formely Snecma). He has held Secret and Top Secret Clearances with an Extensive Background Investigation (EBI, SSBI) by the United States Federal Bureau of Investigation (FBI). He was deputy Director of Launch Nuclear Safety at Lockheed Martin Astronautics for the NASA New Horizons satellite that recently flew by Pluto onto the Kuiper Belts. In addition, Mr. Wroblreski has worked on many prestigious and exciting projects such as the recent Pluto Mission, the Defense Department’s High Speed Superconductivity Project, Boeing 727, 737 & Fokker Passenger to Freighter Conversions, the Conestoga Launch Vehicle, Ariane 4 & 5 Launch Vehicle (European Rocket System), the Atlas 5 Launch Vehicle, the Taurus Launch Vehicle and the Hubble Space Telescope Repair Mission. He has also worked on many commercial aircraft and military projects such as the Airbus A380, the Boeing 777, Boeing’s B-1 Bomber, Boeing’s Chinook Helicopter, and multiple classified and unclassified satellites. Mr. Wroblreski graduated from the Pennsylvania State University with a Bachelor of Science Degree in Aerospace Engineering in 1986 and attended graduate studies in the Engineering Science and Mechanics Department.

Mr. Wroblreski’s compensation agreement calls for his compensation to be not less than $50,000 per annum, and his

Section 9- Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Set forth below is a list of exhibits to this Current Report on Form 8-K:

Exhibit No.:	Description:

4.50	Employment agreement between NuState Energy Holdings, Inc. and Scott Wroblreski dated March 1, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUSTATE ENERGY HOLDINGS, INC.

Date: March 7, 2017	By:	/s/ Kevin Yates
Kevin Yates
Chief Executive Officer